EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Zygo Corporation:

We consent to incorporation by reference in Registration Statements No. 333-105180, No. 333-51990, No. 333-44333, No. 33-62087, No. 33-57060, No. 33-20880, and No. 33-34619 on Forms S-8 of Zygo Corporation of our report dated September 7, 2005, except as to Notes 2 and 16 (as it relates to 2005 disclosures) to the consolidated financial statements which are as of June 20, 2006 and September 10, 2007, respectively, with respect to the consolidated statements of operations, stockholders' equity, and cash flows and related schedule for the year ended June 30, 2005, which reports appear in the June 30, 2007 Annual Report on Form 10-K of Zygo Corporation.

/s/ KPMG LLP
Stamford, Connecticut
September 19, 2007